Exhibit 4.1

IPSCO Inc.

2005 Form 10-K

SHAREHOLDER RIGHTS AGREEMENT

Dated as of March 14, 1990, as amended and restated

on April 20, 1995, April 24, 1998, May 2, 2001 and April 29, 2004

between

IPSCO INC.

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Rights Agent

TABLE OF CONTENTS

ARTICLE I - CERTAIN DEFINITIONS		2

1.01	Certain Definitions	2
1.02	Currency	11
1.03	Acting Jointly or in Concert	11
1.04	References to Agreement	11

ARTICLE II - RIGHTS		11

2.01	Legend on Common Share Certificates	11
2.02	Initial Exercise Price; Exercise of Rights; Detachment of Rights	12
2.03	Adjustments to Exercise Price; Number of Rights	14
2.04	Date on Which Exercise is Effective	17
2.05	Execution. Authentication. Delivery and Dating of Rights Certificates	17
2.06	Registration. Registration of Transfer and Exchange	18
2.07	Mutilated, Destroyed. Lost and Stolen Rights Certificates	18
2.08	Persons Deemed Owners	19
2.09	Delivery and Cancellation of Certificates	19
2.10	Agreement of Rights Holder	19

ARTICLE III - ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS		20

3.01	Flip-in Event	20

ARTICLE IV - THE RIGHTS AGENT		21

4.01	General	21
4.02	Merger. Amalgamation or Consolidation or Change of Name of Rights Agent	21
4.03	Duties of Rights Agent	22
4.04	Change of Rights Agent	23

ARTICLE V - MISCELLANEOUS		24

5.01	Redemption, Waiver and Termination	24
5.02	Expiration	25
5.03	Determinations and Actions by the Board of Directors	25
5.04	Issuance of New Rights Certificates	25
5.05	Supplements and Amendments	25
5.06	Fractional Rights and Fractional Shares	26
5.07	Rights of Action	27
5.08	Regulatory Approvals	27
5.09	Declaration as to Non-Canadian Holders	27
5.10	Holder of Rights Not Deemed a Shareholder	27
5.11	Notices	27
5.12	Costs of Enforcement	28
5.13	Successors	29
5.14	Benefits of this Agreement	29
5.15	Descriptive Headings	29
5.16	Governing Law	29
5.17	Counterparts	29
5.18	Severability	29
5.19	Time of the Essence	30

THIS AGREEMENT dated as of the 14th day of March, 1990, as amended and restated as of the 20th day of April, 1995, the 24th day of April, 1998, the 2nd day of May, 2001 and the 29th day of April, 2004.

BETWEEN:

IPSCO INC., a corporation continued under the Canada Business Corporations Act (hereinafter referred to as the “Company”),

OF THE FIRST PART,

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada (hereinafter referred to as the “Rights Agent”),

OF THE SECOND PART.

SHAREHOLDER RIGHTS AGREEMENT

WHEREAS the Company and the Rights Agent (then known as Computershare Trust Company of Canada) entered into a Shareholder Rights Agreement dated as of the 14th day of March, 1990, amended the Shareholder Rights Agreement as of April 20, 1995 amended and restated the Shareholder Rights Agreement as of April 24, 1995 and wish to amend and restate such agreement by entering into this Agreement;

AND WHEREAS the Board of Directors of the Company has determined that it is advisable to adopt a shareholder rights agreement (the “Rights Agreement”);

AND WHEREAS in order to implement the Rights Agreement, the Board of Directors of the Company has:

(a)           authorized and declared a distribution of one right (a “Right”) effective 7:00 p.m. (Central Standard Time) on March 14, 1990 in respect of each Common Share (hereinafter defined) outstanding at the close of business on March 14, 1990 (the “Record Time”);

(b)           authorized the issuance of one Right in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time (as hereinafter defined) and the Expiration Time (as hereinafter defined); and

(c)           authorized the issuance of Rights Certificates (as hereinafter defined) to holders of Rights.

AND WHEREAS each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Company pursuant to the terms and subject to the conditions set forth herein;

AND WHEREAS the Company desires to appoint a Rights Agent to act on behalf of the Company, and the Rights Agent is willing to act in connection with the issuance, transfer, exchange and replacement of the Rights Certificates, the exercise of Rights and other matters as referred to herein;

AND WHEREAS the shareholders approved this Agreement, as amended and restated, on April 29, 2004;

NOW, THEREFORE, IN CONSIDERATION OF the premises and respective agreements set forth herein, the parties hereby agree as follows:

ARTICLE I - CERTAIN DEFINITIONS

1.01        Certain Definitions

For purposes of this Agreement, the following terms have the meanings indicated:

(a)           “Acquiring Person” shall mean any Person who is the Beneficial Owner of 20% or more of the outstanding Voting Shares of the Company; provided, however, that the term “Acquiring Person” shall not include:

(i)            the Company or any Subsidiary of the Company;

(ii)           any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares of the Company as a result of one or any combination of (A) a Voting Share Reduction, (B) Permitted Bid Acquisition, (C) Exempt Acquisition or (D) Pro Rata Acquisition; provided, however that if a Person shall become the Beneficial Owner of 20% or more of the Voting Shares of the Company then outstanding by reason of one or any combination of the operation of clauses (A), (B), (C) or (D) above and such Person’s Beneficial Ownership of Voting Shares thereafter increases by more than 1.0% of the number of Voting Shares outstanding (other than pursuant to one or any combination of a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition), then as of the date such Person becomes the Beneficial Owner of such additional Voting Shares, such Person shall become an “Acquiring Person”;

(iii)          for a period of 10 days after the Disqualification Date (as hereinafter defined in this subparagraph 1.01(a) (iii)), any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of such Person becoming disqualified from relying on clause l.01(e)(viii) because such Person or the Beneficial Owner of such Voting Shares is making or has announced an intention to make a Take-over Bid either alone or by acting jointly or in concert with any other Person or becomes otherwise disqualified. For the purposes of this definition, “Disqualification Date” means the first date of public announcement that any Person is making or has announced an intention to make a Take-over Bid;

(iv)          an underwriter or member of a banking or selling group that becomes the Beneficial Owner of 20% or more of the Voting Shares in connection with a distribution of securities of the Company; or

(v)           a Person (a “Grandfathered Person”) who is the Beneficial Owner of 20% or more of the outstanding Voting Shares of the Company determined as at the Record Time, provided, however, that this exception shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time, become the Beneficial Owner of additional Voting Shares of the Company that increases its Beneficial Ownership of Voting Shares by more than 1% of the number of Voting Shares outstanding as at the Record Time, other than through a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition.

(b)           “Affiliate” when used to indicate a relationship with a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(c)           “Agreement” shall mean this shareholder rights agreement dated as of March 14, 1990 between the Company and the Rights Agent, as amended and restated on April 20, 1995 and April 24, 1998 and as it may be subsequently amended or restated from time to time.

(d)           “Associate” means, when used to indicate a relationship with a specified Person, a spouse of that Person, any Person of the same or opposite sex with whom that Person is living in a conjugal relationship outside marriage, a child of that Person or a relative of that Person if that relative has the same residence as that Person.

(e)           A Person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership”, of, and to “Beneficially Own”:

(i)            any securities as to which such Person or any of such Person’s Affiliates or Associates is the owner at law or in equity;

(ii)           any securities as to which such Person or any of such Person’s Affiliates or Associates has the right to become the owner at law or in equity (where such right is exercisable within a period of 60 days thereafter and whether or not on the condition or on the happening of any contingency) pursuant to any agreement, arrangement or understanding, whether or not in writing, (other than customary agreements with and between underwriters or banking group members or selling group members with respect to a distribution of securities or to a pledge of securities in the ordinary course of business) or upon the exercise of any conversion right, exchange right, share purchase right (other than the Rights), warrant or option; and

(iii)          any securities which are Beneficially Owned within the meaning of subparagraph 1.01 (e)(i) and (ii) by any other Person with whom such Person is acting jointly or in concert;

provided, however, that a Person shall not be deemed the “Beneficial Owner”, or to have “Beneficial Ownership”, of, or to “Beneficially Own”, any security:

(iv)          where such security has been agreed to be deposited or tendered pursuant to a Lock-up Agreement, or is otherwise deposited or tendered, to any Take-over Bid made by such Person, made by any of such Person’s Affiliates or Associates or made by any other Person acting jointly or in concert with such Person until such deposited or tendered security has been taken up or paid for, whichever shall first occur;

(v)           where such Person, any of such Person’s Affiliates or Associates or any other Person acting jointly or in concert with such Person holds such security; provided that: (A) the ordinary business of any such Person (the “Investment Manager”) includes the management of investment funds for others (which others, for greater certainty, may include or be limited to one or more employee benefit plans or pension plans) and such security is held by the Investment Manager in the ordinary course of such business in the performance of such Investment Manager’s duties for the account of any other Person (a “Client”) including a non-discretionary account held on behalf of a Client by a broker or dealer registered under applicable laws; (B) such Person (the “Trust Company”) is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) and holds such security in the ordinary course of such duties for the estate of any such deceased or incompetent Person or for such other accounts; (C) such Person is established by statute for purposes that include, and the ordinary business or activity of such Person (the “Statutory Body”) includes, the management of investment funds for employee benefit plans, pension plans, insurance plans or various public bodies; or (D) such Person (the “Independent Person”), any of such Person’s Affiliates or Associates or any Person acting jointly or in concert with such Person is the administrator or trustee of one or more pension funds or plans (a “Plan”) registered under the laws of Canada or any Province thereof or the laws of the United States of America or any State thereof, or is a Plan and holds such security for the purposes of its activities as an Independent Person or as a Plan; provided, in any of the above cases, that the Investment Manager, the Trust Company, the Statutory Body, the Independent Person or the Plan, as the case may be, is not then making or has not then announced an intention to make a Take-over Bid, other than an Offer to Acquire Voting Shares or other securities pursuant to a distribution by the Company or by means of ordinary market transactions (including prearranged trades) executed through the facilities of a stock exchange or organized over-the-counter market, alone or by acting jointly or in concert with any other Person;

(vi)          where such Person is (A) a Client of the same Investment Manager as another Person on whose account the Investment Manager holds such security, (B) an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds such security, or (C) a Plan with the same Independent Person as another Plan on whose account the independent person holds such security;

(vii)         where such Person is (A) a Client of an Investment Manager and such security is owned at law or in equity by the Investment Manager, (B) an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company, or (C) a Plan and such security is owned at law or in equity by the Independent Person or the Plan; or

(viii)        such Person is a registered holder of securities as a result of carrying on the business of, or acting as a nominee of, a securities depositary.

(f)            “Board of Directors” shall mean the board of directors of the Company or any duly constituted and empowered committee thereof;

(g)           “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of Regina, Saskatchewan are authorized or obligated by law to close.

(h)           “Canada Business Corporations Act” shall mean the Canada Business Corporations Act, R.S.C. 1985, C-44, as amended, and the regulations thereunder, and any comparable or successor laws or regulations or, if such laws or regulations shall be repealed or rescinded and there shall be no comparable or successor laws or regulations, the laws and regulations as in effect on the date of this Agreement.

(i)            “Canadian Dollar Equivalent” of any amount which is expressed in United States dollars shall mean on any day the Canadian dollar equivalent of such amount determined by reference to the Canadian-U.S. Exchange Rate on such date.

(j)            “Canadian-U.S. Exchange Rate” shall mean on any date the inverse of the U.S.-Canadian Exchange Rate.

(k)           “close of business” on any given date shall mean the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the office of the transfer agent for the Common Shares in the City of Regina (or, after the Separation Time, the offices of the Rights Agent) becomes closed to the public.

(l)            “Common Shares” shall mean the common shares in the capital stock of the Company.

(m)          “Competing Permitted Bid” means a Take-over Bid made while another Permitted Bid is in existence and that satisfies all of the provisions of a Permitted Bid except that the condition set forth in subparagraph 1.01 (ag)(ii) may provide that the Voting Shares that are the subject of the Take-over Bid may be taken up or paid for on a date which is not earlier than the later of (i) 35 days after the date of the Take-over Bid must be open for acceptance under applicable Canadian securities legislation; and (ii) the 60th day after the date on which the initial Permitted Bid with which such Take-over Bid competes was made.

(n)           “controlled”: a corporation is “controlled” by another Person if:

(i)            securities entitled to vote in the election of directors carrying more than 50 percent of the votes for the election of directors are held, directly or indirectly, by or on behalf of the other Person; and

(ii)           the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such corporation;

and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

(o)           “Disposition Date” shall have the meaning ascribed thereto in paragraph 5.01(h).

(p)           “Dividend Reinvestment Acquisition” shall mean an acquisition of Voting Shares pursuant to a Dividend Reinvestment Plan.

(q)           “Dividend Reinvestment Plan” means a regular dividend reinvestment or other plan of the Company made available by the Company to holders of its securities where such plan permits the holder to direct that some or all of:

(i)            dividends paid in respect of shares of any class of the Company;

(ii)           proceeds of redemption of shares of the Company;

(iii)          interest paid on evidences of indebtedness of the Company; or

(iv)          optional cash payments, be applied to the purchase from the Company of Voting Shares.

(r)            “Election to Exercise” shall have the meaning ascribed thereto in subparagraph 2.02(d)(i).

(s)           “Exempt Acquisition” means a share acquisition in respect of which the Board of Directors has waived, or is deemed to have waived, the application of Section 3.01 pursuant to the provisions of paragraph 5.01(b) or(h).

(t)            “Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right and, until adjustment thereof in accordance with the terms hereof, the Exercise Price shall be CDN $200.00 (without adjustment pursuant to Section 2.03 hereof for the three-for-two stock split of the Company effected by stock dividend with a payment date of March 9, 1998).

(u)           “Expansion Factor” shall have the meaning ascribed thereto in paragraph 2.03(b);

(v)           “Expiration Time” shall mean the earlier of:

(i)            the Termination Time; or

(ii)           the termination of the annual meeting of the Company in the year 2007.

(w)          A “Flip-in Event” shall mean a transaction in which any Person shall become an Acquiring Person.

(x)            “holder” shall have the meaning ascribed thereto in Section 2.08.

(y)           “Independent Shareholders” shall mean holders of Voting Shares of the Company other than:

(i)            an Acquiring Person;

(ii)           any Offeror, other than a Person described in subparagraph 1.01 (e)(v);

(iii)          any Affiliate or Associate of any Acquiring Person or Offeror;

(iv)          any Person acting jointly or in concert with any Acquiring Person or Offeror;

(v)           any employee benefit plan, deferred profit sharing plan, stock participation plan or trust for the benefit of employees of the Company but excluding in any event a plan or trust in respect of which the employee directs the manner in which the Voting Shares are to be voted or directs whether the Voting Shares be tendered to a Take-over Bid.

(z)            “Lock-up Agreement” means an agreement between an Offeror, any of its Affiliates or Associates or any other Person acting jointly or in concert with the Offeror and a Person (the “Locked-up Person”) who is not an Affiliate or Associate of the Offeror or a Person acting jointly or in concert with the Offeror whereby the Locked-up Person agrees to deposit or tender the Voting Shares held by the Locked-up Person to the Offeror’s Take-over Bid or to any Take-over Bid made by any of the Offeror’s Affiliates or Associates or made by any other Person acting jointly or in concert with the Offeror (the “Lock-up Bid”), where the agreement:

(i)            permits the Locked-up Person to withdraw the Voting Shares from the agreement in order to tender or deposit the Voting Shares to another Take-over Bid or to support another transaction that contains an offering price for each Voting Share that is higher than the offering price contained in or proposed to be contained in the Lock-up Bid; or

(ii)           (a) permits the Locked-up Person to withdraw the Voting Shares from the agreement in order to tender or deposit the Voting Shares to another Take-over Bid or to support another transaction that contains an offering price for each Voting Share that exceeds by as much as or more than a specified amount (the “Specified Amount”) the offering price for each Voting Share contained in or proposed to be contained in the Lock-up Bid; and (b) does not by its terms provide for a Specified Amount that is greater than 7% of the offering price contained in or proposed to be contained in the Lock-up Bid;

and, for greater clarity, an agreement may contain a right of first refusal or require a period of delay to give an offeror an opportunity to match a higher price in another take-over bid or other similar limitation on a Locked-up Person as long as the Locked-up Person can accept another bid or tender to another transaction;

(aa)         “Market Price” per share of any securities on any date of determination shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section 2.03 hereof shall have caused the closing prices used to determine the Market Price on any Trading Days not to be fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such closing price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.03 hereof in order to make it fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The “Closing Price Per Share” of any securities on any date shall be:

(i)            the closing board lot sale price or, if no such sale takes place on such date, the average of the closing bid and asked prices, for each of such securities as reported by the principal Canadian stock exchange on which such securities are listed and admitted to trading;

(ii)           if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange, the last sale price or, in case no such sale takes place on such date, the average of the closing bid and asked prices for each share of such securities as reported by the principal national United States securities exchange on which securities are listed or admitted to trading;

(iii)          if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange or a national United States securities exchange, the last quoted price or if not so quoted, the average of the high bid and low asked prices for each share of such securities in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or such other system then in use; or

(iv)          if for any reason none of such prices is available on such day or the securities are not quoted, listed or admitted to trading on a Canadian stock exchange, a national United States securities exchange or quoted by any over-the-counter market reporting system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected in good faith by the Board of Directors of the Company, provided, however, that if for any reason none of such prices is available on such day, the closing price per share of such securities on such date means the fair value per share of securities on such date as determined by a nationally recognized investment dealer or investment banker with respect to the fair value per share of such securities. The Market Price shall be expressed in Canadian dollars and if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars at the Canadian Dollar Equivalent thereof.

(bb)         “1934 Exchange Act” shall mean the Securities Exchange Act of 1934 of the United States, as amended, and the rules and regulations thereunder, and any comparable or successor laws or regulations thereto.

(cc)         “Nominee” shall have the meaning ascribed thereto in paragraph 2.02(c). (dd)

(dd)         “Offer to Acquire” shall include:

(i)            an offer to purchase, or a solicitation of an offer to sell, Voting Shares; and

(ii)           an acceptance of an offer to sell Voting Shares, whether or not such offer to sell has been solicited,

or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an offer to acquire to the Person that made the offer to sell.

(ee)         “Offeror” shall mean a Person who has announced a current intention to make or is making a Take-over Bid.

(ff)           “Offeror’s Securities” means Voting Shares Beneficially Owned by an Offeror on the date of the Offer to Acquire.

(gg)         “Permitted Bid” means a Take-over Bid made by an Offeror, for all or a portion of the Voting Shares, which is made by means of a take-over bid circular which also complies with the following additional provisions:

(i)            the Take-over Bid is made to all holders of record of Voting Shares other than the Offeror;

(ii)           the Take-over Bid contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on the date which is not less than 60 days following the date of the Take-over Bid and only if at such date more than 50% of the Voting Shares held by Independent Shareholders have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

(iii)          unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified provision that Voting Shares may be deposited pursuant to such Take-over Bid at any time during the period of time described in subparagraph l.0l(gg)(ii) and that any Voting Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

(iv)          the Take-over Bid contains an irrevocable and unqualified provision that in the event that the deposit condition set forth in subparagraph 1.01 (gg)(ii) is satisfied the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Voting Shares for not less than ten days from the date of such public announcement.

(hh)         “Permitted Bid Acquisition” shall mean an acquisition of Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid.

(ii)           “Person” shall mean any individual, firm, partnership, association, trust, body corporate, corporation, unincorporated organization, syndicate, government entity or other entity.

(jj)           “Pro Rata Acquisition” means an acquisition by a Person of Voting Shares pursuant to:

(i)            a Dividend Reinvestment Acquisition;

(ii)           a stock dividend, stock split or other event in respect of securities of the Company of one or more particular classes or series pursuant to which such Person becomes the Beneficial Owner of Voting Shares on the same pro rata basis as all other holders of securities of the particular class, classes or series;

(iii)          the acquisition or the exercise by the Person of only those rights to purchase Voting Shares distributed to that Person in the course of a distribution to all holders of securities of the Company of one or more particular classes or series pursuant to a rights offering or pursuant to a prospectus provided that such rights are acquired directly or indirectly from the Company and not from any other person provided that the Person does not thereby acquire a greater percentage of Voting Shares, or securities convertible into or exchangeable for Voting Shares so offered, than the Person’s percentage of Voting Shares, or such convertible or exchangeable securities so offered, beneficially owned prior to such acquisition; or

(iv)          a distribution of Voting Shares, or securities convertible into or exchangeable for Voting Shares (and the conversion or exchange of such convertible or exchangeable securities), made pursuant to a prospectus or by way of a private placement, provided that such

Person does not become the Beneficial Owner of more than 25% of the Voting Shares outstanding immediately prior to the distribution, and in making this determination the Voting Shares to be issued to such Person in the distribution shall be deemed to be held by such Person and shall not be included in the aggregate number of outstanding Voting Shares immediately prior to the distribution.

(kk)         “Record Time” shall have the meaning ascribed to it in paragraph (a) of the third whereas clause.

(ll)           “regular periodic cash dividend” shall mean cash dividends paid at regular intervals in any fiscal year of the Company to the extent that such cash dividends do not exceed, in the aggregate, the greatest of:

(i)            200% of the cash dividends, on a per share basis, declared payable by the Company on its Common Shares in its immediately preceding fiscal year;

(ii)           300% of the arithmetic mean of the cash dividends, on a per share basis, declared payable by the Company on its Common Shares in its three immediately preceding fiscal years; and

(iii)          100% of the aggregate consolidated net income of the Company, before extraordinary items, for its immediately preceding fiscal year.

(mm)       “Right” means a right to purchase a Common Share of the Company upon the terms and subject to the conditions set forth in this Agreement.

(nn)         “Rights Certificate” means the certificates representing the Rights after the Separation Time, which shall be substantially in the form attached hereto as Exhibit A.

(oo)         “Rights Register” shall have the meaning ascribed thereto in paragraph 2.06(a).

(pp)         “Securities Act (Saskatchewan)” shall mean The Securities Act, 1988 S.S. 1988, c. S-42.2, as amended, and the regulations thereunder and any comparable or successor laws or regulations thereto and the “Securities Act (Ontario)” shall mean the Securities Act, R.S.O. 1990, c.S.5, as amended, and the regulations thereunder and any comparable or successor laws or regulations thereto. “Securities Acts” means the Securities Act (Saskatchewan), the Securities Act (Ontario) and the comparable legislation in each of the provinces of Canada.

(qq)         “Separation Time” shall mean the close of business on the eighth Trading Day after the earlier of:

(i)            the Stock Acquisition Date; and

(ii)           the date of the commencement of, or first public announcement of the intent of any Person (other than the Company or any Subsidiary of the Company) to commence, a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid), or on such later day as the Board of Directors shall determine, provided that if any such Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over bid shall be deemed, for purposes of this definition, never to have been made.

(rr)           “Stock Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 110 of the Securities Act (Saskatchewan), Section 101 of the Securities Act (Ontario) or Section 13(d) under the 1934 Exchange Act) by the Company or an Acquiring Person of facts indicating that an Acquiring Person has become such.

(ss)         “Subsidiary”: a corporation shall be deemed to be a Subsidiary of another corporation if:

(i)            it is controlled by:

(A)          that other; or

(B)           that other and one or more corporations each of which is controlled by that other; or

(C)           two or more corporations each of which is controlled by that other; or

(ii)           it is a Subsidiary of a corporation that is that other’s Subsidiary.

(tt)           “Take-over Bid” shall mean an Offer to Acquire Voting Shares or securities convertible into Voting Shares if, assuming that the Voting Shares or convertible securities subject to the Offer to Acquire are acquired and are Beneficially Owned at the date of such Offer to Acquire by the Person making such Offer to Acquire, such Voting Shares (including Voting Shares that may be acquired upon conversion of securities convertible into Voting Shares) together with the Offeror’s Securities, constitute in the aggregate 20% or more of the outstanding Voting Shares (including Voting Shares that may be acquired upon conversion of securities convertible into Voting Shares) at the date of the Offer to Acquire.

(uu)         “Termination Time” shall mean the time at which the right to exercise Rights shall terminate pursuant to Sections 3.01, 5.01 or 5.02.

(vv)         “Trading Day”, when used with respect to any securities, shall mean a day on which the principal Canadian stock exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian stock exchange, a Business Day.

(ww)       “U.S.-Canadian Exchange Rate” shall mean on any date:

(i)            if on such date the Bank of Canada sets an average noon spot rate of exchange for the conversion of one United States dollar into Canadian dollars, such rate; and

(ii)           in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars which is calculated in the manner which shall be determined by the Board of Directors from time to time acting in good faith.

(xx)          “U.S. Dollar Equivalent” of any amount which is expressed in Canadian dollars shall mean on any day the United States dollar equivalent of such amount determined by reference to the U.S.-Canadian Exchange Rate on such date.

(yy)         “Voting Share Reduction” means an acquisition or redemption by the Company of Voting Shares which, by reducing the number of Voting Shares outstanding, increases the proportionate number of Voting Shares Beneficially Owned by any person to 20% or more of the Voting Shares then outstanding.

(zz)          “Voting Shares” shall mean the Common Shares of the Company and any other shares of capital stock of the Company entitled to vote generally in the election of directors; and the percentage of Voting Shares Beneficially Owned by any Person, shall, for the purposes of this Agreement, be and be deemed to be the product determined by the formula:

100 X A/B

where

A = the number of votes for the election of all directors generally attaching to the Voting Shares Beneficially Owned by such Person; and

B = the number of votes for the election of all directors generally attaching to all outstanding Voting Shares.

Where any Person is deemed to Beneficially Own unissued Voting Shares, such Voting Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Voting Shares Beneficially Owned by such Person.

1.02        Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.03        Acting Jointly or in Concert

For the purposes of this Agreement, a Person is acting jointly or in concert with every Person who is a party to an agreement, commitment or understanding, whether formal or informal, with the first Person or any Associate or Affiliate thereof to acquire or offer to acquire Voting Shares (other than customary agreements with and between underwriters or banking group members or selling group members with respect to a distribution of securities or to a pledge of securities in the ordinary course of business).

1.04        References to Agreement

References to “this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Agreement and not to any particular Article, section, subsection, paragraph, subparagraph, clause, subclause, or other subdivision or portion hereof and include any and every instrument supplemental or ancillary hereto.

ARTICLE II - RIGHTS

2.01        Legend on Common Share Certificates

Certificates for the Common Shares issued after the Record Time but prior to the close of business on the earlier of the Separation Time and the Expiration Time shall evidence one Right for each Common Share represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

Until the Separation Time (as defined in the Amended Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Shareholder Rights Agreement, dated as of the 14th day of March, 1990 and as amended and restated on the 20th day of April, 1995, between IPSCO Inc. (the “Company”) and Computershare Trust Company of Canada, as Rights Agent (the “Amended Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal office of the Company. Under certain circumstances, as set forth in the Amended Rights Agreement, such Rights may be amended or redeemed, may expire, may become void (if, in certain cases, they are “Beneficially Owned” by an “Acquiring Person”, as such terms are defined in the Amended Rights Agreement, or a transferee thereof) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Amended Rights Agreement to the holder of this certificate without charge within five days after the receipt of a written request therefor. The Amended Rights Agreement was further amended on the 29th day of April, 2004.

Certificates representing Common Shares that are issued and outstanding at the Record Time shall evidence one Right for each Common Share evidenced thereby notwithstanding the absence of the foregoing legend until the earlier of the Separation Time and the Expiration Time.

All Certificates representing Common Shares that are issued and outstanding on April 29, 2004 shall be deemed to bear the foregoing legend.

2.02        Initial Exercise Price; Exercise of Rights; Detachment of Rights

(a)           Subject to adjustment as herein set forth, each Right will entitle the holder thereof, after the Separation Time, to purchase, for the Exercise Price, one Common Share.

(b)           Until the Separation Time,

(i)            no Right may be exercised; and

(ii)           each Right will be evidenced by the certificate for the associated Common Share and will be transferable only together with, and will be transferred by a transfer of, such associated share. Notwithstanding any other provision of this Agreement, any Rights held by the Company or any of its Subsidiaries shall be void.

(c)           After the Separation Time and prior to the Expiration Time, the Rights (i) may be exercised; and (ii) will be transferable independently of Common Shares. Promptly following the Separation Time, the Rights Agent on behalf of the Company will mail to each holder of record of Voting Shares as of the Separation Time (other than an Acquiring Person and, in respect of any Rights Beneficially Owned by such Acquiring Person, the holder of record of such Rights (a “Nominee”)) at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose), (A) a certificate (a “Rights Certificate”) in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage, and (B) a disclosure statement describing the Rights (provided that a Nominee shall be sent the materials provided for in (A) and (B) in respect of all Common Shares held of record by it which are not Beneficially Owned by an Acquiring Person).

(d)           Rights may be exercised in whole or in part on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent:

(i)            the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate appropriately completed and duly executed by the holder or such holder’s executor or administrator or other personal representative or such holder’s legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

(ii)           payment in cash, or by certified cheque, banker’s draft or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being exercised.

(e)           Upon receipt of a Rights Certificate, with an Election to Exercise (that does not indicate that such Right is null and void as provided in paragraph 3.01(b)) accompanied by payment as set forth in subparagraph 2.02(d)(ii), the Rights Agent will promptly:

(i)            requisition from the transfer agent of the Common Shares certificates for the number of Common Shares to be purchased (the Company hereby irrevocably authorizing its transfer agent to comply with all such requisitions),

(ii)           when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuing fractional Common Shares,

(iii)          after receipt of such certificates, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and

(iv)          when appropriate, after receipt, deliver such cash to or to the order of the registered holder of the Rights Certificate.

(f)            In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)           The Company covenants and agrees that it will:

(i)            take all such action as may be necessary and within its power to ensure that all shares delivered upon exercise of the Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered as fully paid and nonassessable;

(ii)           take all such action as may be necessary and within its power to comply with any applicable requirements of the Canada Business Corporations Act and the Securities Acts or comparable legislation of each of the provinces of Canada or the rules and regulations thereunder or any other applicable law, rule or regulation of a province of Canada, in connection with the issuance and delivery of the Rights Certificates and the issuance of any shares upon exercise of Rights;

(iii)          use reasonable efforts to cause all Common Shares issued upon exercise of Rights to be listed on the principal exchanges on which the Common Shares were traded prior to the Stock Acquisition Date; and

(iv)          pay when due and payable any and all Canadian and provincial transfer taxes (for greater certainty not including any income taxes of the holder or exercising holder or any liability of the Company to withhold tax) and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or certificates for shares, provided that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer or delivery of Rights Certificates or the issuance or delivery of certificates for shares in a name other than that of the holder of the Rights being transferred or exercised.

2.03        Adjustments to Exercise Price; Number of Rights

(a)           The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.03.

(b)           In the event the Company shall at any time after the Record Time and prior to the Expiration Time:

(i)            declare or pay a dividend on the Common Shares payable in Common Shares or other capital stock of the Company (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other capital stock of the Company) other than pursuant to any optional stock dividend program;

(ii)           subdivide or change the then outstanding Common Shares into a greater number of Common Shares;

(iii)          consolidate or change the then outstanding Common Shares into a smaller number of Common Shares; or

(iv)          issue any Common Shares or other capital stock of the Company (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other capital stock of the Company) in respect of, in lieu of or in exchange for existing Common Shares except as otherwise provided in this Section 2.03, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights shall be adjusted in the manner set forth below.

If the Exercise Price and number of Rights outstanding are to be adjusted:

(A)          the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares (or other capital stock) (the “Expansion Factor”) that a holder of one Common Share immediately prior to such dividend, subdivision, change, combination or issuance would hold thereafter as a result thereof (assuming the exercise of all such exchange or conversion rights, if any); and

(B)           each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor,

and the adjusted number of Rights will be deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision, change, combination or issuance, so that each such Common Share (or other capital stock) will have exactly one Right associated with it.

If the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, subdivision, change, combination or issuance would hold thereafter as a result thereof. To the extent that such rights of exchange, conversion or acquisition are not exercised prior to the expiration thereof, the

Exercise Price shall be readjusted to the Exercise Price which would then be in effect based on the number of Common Shares (or securities convertible into or exchangeable for Common Shares) actually issued upon the exercise of such rights.

If, after the Record Time but prior to the Separation Time, the Company issues any securities in a transaction of a type similar to any of the transactions relating to Common Shares described in subparagraphs 2.03(b)(i) or (iv) which are exchangeable for or convertible into or give a right to purchase or subscribe for Common Shares, such securities shall be treated herein as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances and the Company and the Rights Agent shall amend this Agreement in order to effect such treatment; provided that no such amendment may materially adversely affect the interests of the holders of the Rights generally.

If an event occurs which would require an adjustment under both this Section 2.03 and Section 3.01, the adjustment provided for in this Section 2.03 shall be in addition to, and shall be made prior to, any adjustment required under Section 3.01.

(c)           In the event the Company shall at any time after the Record Time and prior to the Separation Time fix a record date for the making of a distribution to all holders of Common Shares of rights or warrants entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common. Shares (or securities convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares) at a price per Common Share (or, if a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares, having a conversion, exchange or exercise price (including the price required to be paid to purchase such convertible or exchangeable security or right) per share less than the Market Price per Common Share on such record date, the Exercise Price shall be adjusted. The Exercise Price in effect after such record date will equal the Exercise Price in effect immediately prior to such record date multiplied by a fraction, of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the total number of Common Shares so to be offered (or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered (including the price required to be paid to purchase such convertible or exchangeable securities or rights)) would purchase at such Market Price and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable). In case such subscription price may be paid by delivery of consideration, part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company. To the extent that such rights of exchange, conversion or acquisition are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect based on the number of Common Shares (or securities convertible into or exchangeable or exercisable for Common Shares) actually issued upon the exercise of such rights.

For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury shares or otherwise) pursuant to any (i) dividend or interest reinvestment plan or (ii) any Common Share purchase plan providing for the reinvestment of dividends or interest payable on securities of the Company or the investment of periodic optional payments or (iii) employee benefit or similar plans (so long as such right to purchase is in no case evidenced by the delivery of rights or warrants) shall not be deemed to constitute an issue of rights or warrants by the Company; provided, however, that, in the case of any dividend or interest reinvestment plan, the right to purchase Common Shares is at a price per share of not less than 90 percent of the then current Market Price per share (determined as provided in such plans) of the Common Shares.

(d)           In the event the Company shall at any time after the Record Time and prior to the Separation Time fix a record date for the making of a distribution to all holders of Common Shares of evidences of indebtedness or assets (other than a regular periodic cash dividend or a dividend paid in Common Shares) or rights or warrants (excluding those referred to in paragraph 2.03(c)), the Exercise Price shall be adjusted. The Exercise Price in effect after such record date will equal the Exercise Price in effect immediately prior to such record date less the fair market value (as determined in good faith by the Board of Directors of the Company) of the portion of the assets, evidences of indebtedness, rights or warrants so to be distributed applicable to the securities purchasable upon exercise of one Right.

(e)           Each adjustment made pursuant to this Section 2.03 shall be made as of:

(i)            the payment or effective date for the applicable dividend, subdivision, change, combination or issuance, in the case of an adjustment made pursuant to paragraph 2.03(a); and

(ii)           the record date for the applicable dividend or distribution, in the case of an adjustment made pursuant to paragraph 2.03(c) or (d).

(f)            Subject to the prior consent of the holders of Voting Shares or Rights obtained as set forth in paragraph 5.05 (b) or 5.05 (c), as applicable, in the event the Company shall at any time after the Record Time and prior to the Separation Time issue any shares of capital stock (other than Common Shares), or rights or warrants to subscribe for or purchase any such capital stock, or securities convertible into or exchangeable for any such capital stock in a transaction referred to in subparagraphs 2.03(b) (i) or (iv), if the Board of Directors acting in good faith determines that the adjustments contemplated by paragraphs 2.03(b), (c) and (d) in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Board of Directors may from time to time determine what other adjustments to the Exercise Price, number of Rights or securities purchasable upon exercise of Rights would be appropriate and, notwithstanding paragraphs 2.03(b), (c) and (d), such adjustments, rather than the adjustments contemplated by paragraphs 2.03(b), (c) and (d), shall be made. The Company and the Rights Agent shall amend this Agreement as appropriate to provide for such adjustments.

(g)           Notwithstanding anything herein to the contrary, no adjustment to the Exercise Price shall be required unless such adjustment (including any prior adjustments which have been carried forward and not given effect to) would require an increase or a decrease of at least 1% in the Exercise Price, provided that any adjustment which is not made as a result of this paragraph 2.03(g) shall be carried forward and taken into account in any subsequent adjustment. Each adjustment to the Exercise Price made pursuant to this Section 2.03 shall be calculated to the nearest cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.03 the Company shall:

(i)            promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, and

(ii)           promptly file with the Rights Agent and with each transfer agent for the Common Shares a copy of such certificate and mail a brief summary thereof to each holder of Rights.

(h)           If as a result of an adjustment made pursuant to Section 2.02 or 2.03, the holder of any Right thereafter exercised shall become entitled to receive any securities other than Common Shares, thereafter the number of such other shares so receivable upon exercise of any Right and the applicable Exercise Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in subsections 2.03 (b),(c), (d), (e), (f), (g), (i), (j) and (k), and the provisions of this Agreement with respect to the Common Shares and shall apply on like terms to any such other securities.

(i)            All Rights originally issued by the Company subsequent to any adjustment made to an Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of Common Shares purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(j)            In any case in which this Section 2.03 shall require that an adjustment in an Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date of the number of Common Shares and other securities of the Company, if any, issuable upon such exercise over and above the number of Common Shares and other securities of the Company, if any, issuable upon such exercise on the basis of the relevant Exercise Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional Common Shares (fractional or otherwise) or other securities upon the occurrence of the event requiring such adjustment.

(k)           Notwithstanding anything in this Section 2.03 to the contrary, the Company shall be entitled to make such reductions in the Exercise Price, in addition to those adjustments expressly required by this Section 2.03, as and to the extent that in their good faith judgment the Board of Directors shall determine to be advisable, in order that any subdivision or consolidation of the Common Shares, issuance (wholly or in part for cash) of Common Shares or securities that by their terms are exchangeable for or convertible into or giving a right to acquire Common Shares, stock dividends or issuance of rights, options or warrants referred to in this Section 2.03, hereafter made by the Company to holders of its Common Shares, subject to applicable taxation laws, shall not be taxable to such shareholders.

(l)            The Company covenants and agrees that, after the Separation Time, it will not, except as permitted by Section 5.01 or 5.05 take (or permit any Subsidiary of the Company to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

(m)          Irrespective of any adjustment or change in the securities purchasable upon exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the securities so purchasable which were expressed in the initial Rights Certificates issued hereunder.

(n)           If the Company shall at any time after the Record Time and prior to the earlier of the Separation Time and the Expiration Time issue any Common Shares otherwise than in a transaction referred to in paragraph 2.03(b) each such Common Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share.

2.04        Date on Which Exercise is Effective

Each Person in whose name any certificate for Common Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Common Shares represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered in accordance with paragraph 2.02(d) (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Share transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Share transfer books of the Company are open.

2.05        Execution. Authentication. Delivery and Dating of Rights Certificates

(a)           The Rights Certificates shall be executed on behalf of the Company by any two of its Chairman of the Board, President and Chief Executive Officer, a Senior Vice President, a Vice President,

Treasurer, Secretary or Assistant Secretary with its corporate seal reproduced thereon. The signature of any of these officers on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior or subsequent to the countersignature and delivery of such Rights Certificates.

(b)           Promptly after the Company learns of the Separation Time, the Company will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and the Rights Agent shall countersign (manually or by facsimile signature in a manner satisfactory to the Company) and deliver such Rights Certificates to the holders of the Rights pursuant to paragraph 2.02(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

(c)           Each Rights Certificate shall be dated the date of countersignature thereof.

2.06        Registration. Registration of Transfer and Exchange

(a)           The Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

(b)           After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of paragraph 2.06(d), the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

(c)           All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(d)           Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.06, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

2.07        Mutilated, Destroyed. Lost and Stolen Rights Certificates

(a)           If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)           If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, in the absence of notice to the Company or the Rights Agent that such Rights

Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c)           As a condition to the issuance of any new Rights Certificate under this Section 2.07, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

(d)           Every new Rights Certificate issued pursuant to this Section 2.07 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.08        Persons Deemed Owners

The Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the person in whose name such Rights Certificate (or, prior to the Separation Time, such Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated Common Shares).

2.09        Delivery and Cancellation of Certificates

All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.09, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Company.

2.10        Agreement of Rights Holder

Every holder of Rights, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:

(a)           such holder shall be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

(b)           prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share;

(c)           after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(d)           prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Common Share certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by a notice to the contrary; and

(e)           such holder of Rights has waived his right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided herein).

ARTICLE III -
ADJUSTMENTS TO THE RIGHTS IN THE
EVENT OF CERTAIN TRANSACTIONS

3.01        Flip-in Event

(a)           Subject to paragraph 3.01(b) and Section 5.01, in the event that prior to the Expiration Time a Flip-in Event shall occur, each Right shall thereafter constitute, effective from and after the close of business on the eighth Trading Day following the Stock Acquisition Date, the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof, that number of Common Shares of the Company having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.03 in the event that after such date of consummation or occurrence an event of a type analogous to any of the events described in Section 2.03 shall have occurred).

(b)           Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-in Event, any Rights that are or were Beneficially Owned on or after the earlier of the Separation Time or the Stock Acquisition Date by:

(i)            an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any other Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of such other Person); or

(ii)           a transferee, direct or indirect, of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any other Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of such other Person) in a transfer, whether or not for consideration, that the Board of Directors of the Company acting in good faith has determined is part of a plan, arrangement or scheme of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any other Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of such other Person) that has the purpose or effect of avoiding subparagraph 3.0l(b)(i), shall become null and void without any further action, and any holder of such Rights (including transferees) shall thereafter have no right to exercise such Rights under any provision of this Agreement, and further shall thereafter not have any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.

(c)           From and after the Separation Time, the Company shall do all such acts and things as shall be necessary and within its power to ensure compliance with the provisions of this Section 3.01, including without limitation, all such acts and things as may be required to satisfy the requirements of the Canada Business Corporations Act, the Securities Act (Saskatchewan) and the securities laws or comparable legislation of each of the provinces of Canada and of the United States and each of the states thereof in respect of the issue of Common Shares upon the exercise of Rights in accordance with this Agreement.

(d)           Any Rights Certificate that represents Rights Beneficially Owned by a Person described in either subparagraph 3.01(b)(i) or (ii) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:

The Rights represented by this Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Shareholder Rights Agreement) or a Person acting jointly or in concert with any of them. This Rights Certificate and the Rights represented hereby shall become void in the circumstances specified in paragraph 3.01(b) of the Rights Agreement.

provided that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall be required to impose such legend only if instructed to do so by the Company or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend.

ARTICLE IV - THE RIGHTS AGENT

4.01        General

(a)           The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents (“Co-Rights Agents”) as it may deem necessary or desirable. In the event the Company appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and Co-Rights Agents shall be as the Company may determine. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement.

(b)           The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Common Shares, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

4.02        Merger, Amalgamation or Consolidation or Change of Name of Rights Agent

(a)           Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the shareholder or stockholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor

Rights Agent under the provisions of Section 4.04 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b)           In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.03        Duties of Rights Agent

The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a)           The Rights Agent may consult with legal counsel (who may be legal counsel for the Company) and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)           Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any two of the Chairman of the Board, the President and Chief Executive Officer, a Senior Vice President, a Vice President, the Treasurer, the Secretary or and Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)           The Rights Agent will be liable hereunder only for its own negligence, bad faith or wilful misconduct.

(d)           The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.

(e)           The Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Common Share certificate or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to paragraph 3.01(b) hereof) or any adjustment required under the provisions of Section 2.03 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.03 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Common Shares will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable.

(f)            The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g)           The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any of the Chairman of the Board, the President and Chief Executive Officer, a Senior Vice President, a Vice President, the Treasurer, the Secretary or an Assistant Secretary of the Company, and to apply to such persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such person.

(h)           The Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

(i)            The Rights Agent may execute and exercise any of its rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

4.04        Change of Rights Agent

The Rights Agent may resign and be discharged from its duties under this Agreement upon 90 days’ notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.11.  The Company may remove the Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.11.  If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Saskatchewan. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Voting Shares, and mail a notice thereof in writing to the holders of the Rights in accordance with Section 5.11. Failure to give any notice provided for in this Section 4.04, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

ARTICLE V - MISCELLANEOUS

5.01        Redemption, Waiver and Termination

(a)           Subject to the prior consent of the holders of Voting Shares or Rights obtained as set forth in paragraph 5.05(b) or 5.05(c), as applicable, the Board of Directors of the Company acting in good faith may at any time prior to the provisions of Section 3.01 becoming applicable as a result of the occurrence of a Flip-in Event elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.0001 per Right appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.03 if an event of the type analogous to any of the events described in Section 2.03 shall have occurred (such redemption price being herein referred to as the “Redemption Price”).

(b)           The Board of Directors of the Company acting in good faith may, until the occurrence of a Flip-in Event, upon prior written notice delivered to the Rights Agent, determine to waive the application of Section 3.01 to a Flip-in Event that may occur by reason of a Take-over Bid made by means of a take-over bid circular to all holders of record of Voting Shares (which for greater certainty shall not include the circumstances described in paragraph 5.01(h)); provided that if the Board of Directors waives the application of Section 3.01 to a particular Flip-in Event pursuant to this paragraph 5.01(b), the Board of Directors shall be deemed to have waived the application of Section 3.01 to any other Flip-in Event occurring by reason of any Take-over Bid made by means of a take-over bid circular to all holders of record of Voting Shares prior to the expiry of any Take-over Bid in respect of which a waiver is, or is deemed to have been, granted under this paragraph 5.01(b).

(c)           Where a Person acquires pursuant to a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition under paragraph 5.01(b), outstanding Voting Shares, other than Voting Shares Beneficially Owned at the date of the Permitted Bid, the Competing Permitted Bid or the Exempt Acquisition under paragraph 5.0 1(b) by such Person, then the Company shall immediately upon the consummation of such acquisition and without further formality, be deemed to have elected to redeem the Rights at the Redemption Price.

(d)           Where a Take-over Bid that is not a Permitted Bid Acquisition is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price.

(e)           If the Company is deemed under paragraph 5.01(c) to have elected to redeem the Rights, or the Board of Directors elects under either of paragraph 5.01(a) or (d) to redeem the Rights the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price.

(f)            Within 10 days after the Company is deemed under paragraph 5.01(c) to have redeemed the Rights or within 10 days after the Board of Directors elects under paragraph 5.01(a) or (d) to redeem the Rights, the Company shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at such holder’s last address as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Voting Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

(g)           Upon the Rights being redeemed pursuant to paragraph 5.01(d), all the provisions of this Agreement shall continue to apply as if the Separation Time had not occurred and Rights

Certificates representing the number of Rights held by each holder of record of Common Shares as of the Separation Time had not been mailed to each such holder and for all purposes of this Agreement the Separation Time shall be deemed not to have occurred.

(h)           The Board of Directors may waive the application of Section 3.01 in respect of the occurrence of any Flip-in Event if the Board of Directors has determined within eight Trading Days following a Stock Acquisition Date that a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under this Agreement and, in the event that such a waiver is granted by the Board of Directors, such Stock Acquisition Date shall be deemed not to have occurred. Any such waiver pursuant to this paragraph 5.01(h) must be on the condition that such Person, within 14 days after the foregoing determination by the Board of Directors or such earlier or later date as the Board of Directors may determine (the “Disposition Date”), has reduced its Beneficial Ownership of Voting Shares such that the Person is no longer an Acquiring Person. If the Person remains an Acquiring Person at the close of business on the Disposition Date, the Disposition Date shall be deemed to be the date of occurrence of a further Stock Acquisition Date and Section 3.01 shall apply thereto.

5.02        Expiration

No person shall have any rights pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in paragraph 4.01(a) of this Agreement.

5.03        Determinations and Actions by the Board of Directors

All such actions, calculations, interpretations and determinations (including all omissions with respect to the foregoing) which are done or made by the Board, in good faith, shall not subject the Board to any liability to the holders of the Rights.

5.04        Issuance of New Rights Certificates

Notwithstanding any of the provisions of this Agreement or the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

5.05        Supplements and Amendments

(a)           The Company may make amendments to this Agreement to correct any clerical or typographical error or which are required to maintain the validity of this Agreement as a result of any change in any applicable legislation, regulations or rules thereunder.

(b)           Subject to paragraph 5.05(a), the Company may, with the prior consent of the holders of Voting Shares obtained as set forth below and with the prior approval of The Toronto Stock Exchange, at any time prior to the Separation Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally), provided that no such amendment, variation or deletion shall be made to the provisions of Article IV except with the written concurrence of the Rights Agent thereto. Such consent shall be deemed to have been given if the action requiring such approval is authorized by the affirmative vote of a majority of the votes cast by Independent Shareholders present or represented at and entitled to be voted at a meeting of the holders of Voting Shares duly called and held in compliance with applicable laws and the articles and by-laws of the Company.

(c)           The Company may, with the prior consent of the holders of Rights and with the prior approval of The Toronto Stock Exchange, at any time on or after the Separation Time, amend, vary or delete any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally), provided that no such amendment, variation or deletion shall be made to the provisions of Article IV except with the written concurrence of the Rights Agent thereto. Such consent shall be deemed to have been given if such amendment, variation or deletion is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect thereof.

(d)           Any approval of the holders of Rights shall be deemed to have been given if the action requiring such approval is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect thereof. For the purposes hereof, each outstanding Right (other than Rights which are void pursuant to the provisions hereof) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those, as nearly as may be, which are provided in the Company’s by-laws and the Canada Business Corporations Act with respect to meetings of shareholders of the Company.

(e)           Any amendments made by the Company to this Agreement pursuant to paragraph 5.05(a) which are required to maintain the validity of this Agreement as a result of any change in any applicable legislation, regulation or rules thereunder shall:

(i)            if made before the Separation Time, be submitted to the shareholders of the Company at the next meeting of shareholders and the shareholders may, by the majority referred to in paragraph 5.05(b), confirm or reject such amendment; or

(ii)           if made after the Separation Time, be submitted to the holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of shareholders of the Company and the holders of Rights may, by resolution passed by the majority referred to in paragraph 5.05(d), confirm or reject such amendment.

Any such amendment shall be effective from the date of the resolution of the Board of Directors adopting such amendment, until it is confirmed or rejected or until it ceases to be effective (as described in the next sentence) and, where such amendment is confirmed, it continues in effect in the form so confirmed. If such amendment is rejected by the shareholders or the holders of Rights or is not submitted to the shareholders or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted, and no subsequent resolution of the Board of Directors to amend this Agreement to substantially the same effect shall be effective until confirmed by the shareholders or holders of Rights as the case may be.

5.06        Fractional Rights and Fractional Shares

(a)           The Company shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights. After the Separation, in lieu of such fractional Rights, the Company shall pay to the registered holders of the Rights Certificates (provided the Rights represented by such Rights Certificates are not void pursuant to the provisions of paragraph 3.01(b), at the time such fractional Rights would-otherwise be issuable), an amount in cash equal to the same fraction of the Market Value of a whole Right that the fraction of a Right that would otherwise be issuable is of one whole Right.

(b)           The Company shall not be required to issue fractions of Common Shares upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares. In lieu of issuing fractional Common Shares, the Company shall pay to the registered holders of Rights Certificates, at the time such Rights are exercised as herein provided, an amount in cash equal to the same fraction of the Market Value of one Common Share that the fraction of a Common Share that would otherwise be issuable upon the exercise of such Right is of one whole Common Share at the date of such exercise.

5.07        Rights of Action

Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights. Any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, as the case may be, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise such holder’s Rights, or Rights to which he is entitled, in the manner provided in this Agreement and in such holder’s Rights Certificate. Without limiting the foregoing or any remedies available to the holders of Rights it is specifically acknowledged - that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

5.08        Regulatory Approvals

Any obligation of the Company or action or event contemplated by this Agreement shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority, and without limiting the generality of the foregoing, necessary approvals of The Toronto Stock Exchange and other exchanges shall be obtained, relating to the issuance of Common Shares upon the exercise of Rights under paragraph 2.02(d).

5.09        Declaration as to Non-Canadian Holders

If in the opinion of the Board of Directors (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance by the Company with the securities laws or comparable legislation of a jurisdiction outside Canada, the Board of Directors acting in good faith shall take such actions as it may deem appropriate to ensure such compliance. In no event shall the Company or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to persons who are citizens, residents or nationals of any jurisdiction other than Canada or the United States, in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.

5.10        Holder of Rights Not Deemed a Shareholder

No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of Common Shares or any other securities which may at any time be issuable on the exercise of Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders, or to receive dividends or subscription rights or otherwise, until such Rights, or Rights to which such holder is entitled, shall have been exercised in accordance with the provisions hereof.

5.11        Notices

Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered, sent by first-class mail, postage prepaid, or by fax (with, in the case of fax, an original copy of the notice or demand sent by first class mail, postage prepaid, to the Company following the giving of the notice or demand by fax), addressed (until another address is filed in writing with the Rights Agent) as follows:

IPSCO Inc.
P.O. Box 1670
Regina, Saskatchewan
S4P 3C7

Attention: Vice President and Chief Financial Officer
Fax: (306) 924-7413

Any notice or demand authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered, sent by first-class mail, postage prepaid, or by fax (with, in the case of fax, an original copy of the notice or demand sent by first class mail, postage prepaid, to the Rights Agent following the giving of the notice by fax), addressed (until another address is filed in writing with the Company) as follows:

Computershare Trust Company of Canada
530 - 8th Avenue SW, 6th Floor
Calgary, Alberta
T2P 3S8

Attention: Manager, Corporate Trust Services
Fax: (403) 267-6529

Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered, sent by first-class mail, postage prepaid, or by fax (with, in the case of fax, an original copy of the notice or demand sent by first class mail, postage prepaid, to the holder following the giving of the notice or demand by fax), addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Common Shares in the case of holders of Rights.

Any notice given or made in accordance with this Section 5.11 shall be deemed to have been given and to have been received on the day of delivery, if so delivered, on the third Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout or other cause) following the mailing thereof, if so mailed, and on the day of faxing provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter). Each of the Company and the Rights Agent may from time to time change its address for notice by notice to the other given in the manner aforesaid.

If mail service is or is threatened to be interrupted at a time when the Company or the Rights Agent wishes to give a notice or demand hereunder to or on the holders of the Rights, the Company or the Rights Agent may, notwithstanding the foregoing provisions of this Section 5.11, give such notice by means of publication once in the business section of both the Financial Post and The Globe & Mail and, so long as the Company has a transfer agent in the United States, in a daily publication in the United States designated by the Company, or in such other publication or publications as may be designated by the Company and notice so published shall be deemed to have been given on the date on which the first publication of such notice in any such publication has taken place.

5.12        Costs of Enforcement

The Company agrees that if the Company or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfil any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce his rights pursuant to any Rights or this Agreement.

5.13        Successors

All of the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns hereunder.

5.14        Benefits of this Agreement

Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

5.15        Descriptive Headings

Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

5.16        Governing Law

This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Saskatchewan and for all purposes shall be governed by and construed in accordance with the laws of such Province applicable to contracts to be made and performed entirely within such Province.

5.17        Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.18        Severability

If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective only as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

5.19        Time of the Essence

Time shall be of the essence in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date noted above.

IPSCO INC.

By:	/s/ George H. Valentine

By:	/s/ Raymond J. Rarey

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ illegible signature

By:	/s/ Carol Kinmond

EXHIBIT A

[Form of Rights Certificate]

Certificate No.         Rights

THE RIGHTS ARE SUBJECT TO TERMINATION ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN PARAGRAPH 3.01(b) OF THE RIGHTS AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR TRANSFEREES OF AN ACQUIRING PERSON OR ITS AFFILIATES OR ASSOCIATES (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR ANY PERSON ACTING JOINTLY OR IN CONCERT WITH ANY OF THEM MAY BECOME VOID.

Rights Certificate

This certifies that                , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of the 14th day of March, 1990, as amended, (the “Rights Agreement”) between IPSCO Inc., a corporation continued under the Canada Business Corporations Act (the “Company”) and Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Separation Time and prior to the Expiration Time (as such terms are defined in the Rights Agreement), one fully paid common share of the Company (a “Common Share”) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise (in the form hereinafter provided) duly executed and submitted to the Rights Agent at its principal office in any of the Cities of Vancouver, Calgary, Regina, Winnipeg, Toronto or Montreal. The Exercise Price shall initially be CDN $200.00 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement which terms, provisions and conditions are incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the registered office of the Company and are available upon written request.

This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Right Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the Rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Date:

IPSCO INC.

By:	By:

Countersigned:

COMPUTERSHARE TRUST COMPANY OF CANADA

By:
Authorized Signature

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FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder
desires to transfer the Rights Certificates)

FOR VALUE RECEIVED                      hereby sells, assigns and transfers to                                                                                .

(Please print name and address of transferee)

the Rights represented by this Rights Certificate, together with all right, title and interest therein, and hereby irrevocably constitutes and appoints                     as attorney, to transfer the within Rights on the books of the Company, with full power of substitution.

Dated:

Signature Guaranteed:
Signature

(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, a registered national securities exchange in the United States, a member of the Investment Dealers Association of Canada or National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in Canada.

CERTIFICATE
(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or by any Person acting jointly or in concert with any of the foregoing. Capitalized terms shall have the meaning ascribed thereto in the Rights Agreement.

Signature

[To be attached to each Rights Certificate]

FORM OF ELECTION TO EXERCISE

TO:  IPSCO INC.

The undersigned hereby irrevocably elects to exercise                  whole Rights represented by the attached Rights Certificate to purchase the Common Shares issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

(Name)

(Street)

(City and Province)

(Postal Code)

SOCIAL INSURANCE OR OTHER TAXPAYER IDENTIFICATION NUMBER

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

(Name)

(Street)

(City and Province)

(Postal Code)

SOCIAL INSURANCE OR OTHER TAXPAYER IDENTIFICATION NUMBER

Dated:

Signature Guaranteed:
Signature

(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, a registered national securities exchange in the United States, a member of the Investment Dealers Association of Canada or National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in Canada.

CERTIFICATE
(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or by any Person acting jointly or in concert with any of the foregoing. Capitalized terms shall have the meaning ascribed thereto in the Rights Agreement.

Signature

NOTICE

In the event the certification set forth above in the Forms of Assignment and Election is not completed, the Company will deem the Beneficial Owner of the Right evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement.) No Rights Certificates shall be issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate thereof, or by a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof.

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